EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into this 1st day of May, 2013, by and between SIBLING GROUP HOLDINGS, INC., a Texas corporation (the “SIBE”) and Robert Hill, a resident of the State of Georgia (“Consultant”).

Background

Consultant has experience and knowledge pertaining to the Pre-K and early education market and SIBE desires to enter that market.

Agreement

For and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree:

Section 1.

Consulting Services.

SIBE hereby retains Consultant and Consultant accepts engagement by SIBE to provide general advice and consulting services regarding short and long term strategic planning, finance and acquisition strategy, identification of potential acquisition targets and strategic partners, and assistance in identifying sources of capital for working capital general acquisitions, industry expertise for accounts or sectors defined by SIBE, introductions to key stakeholders at prospects for SIBE’s products and services, and formulation and review of account strategy insight for prospects for SIBE’s products and services (including, as requested by SIBE, participating in sales calls and SIBE’s internal account review discussions), general management consulting services,

financial and strategic planning and analysis at the direction of SIBE.  Such consulting services shall include attendance at all meetings of the Board of Directors of SIBE and its subsidiaries, evaluation of and negotiations with potential candidates for acquisition by SIBE or its subsidiaries, assisting SIBE in relations with its lenders, and providing advice to SIBE and its subsidiaries on their respective capital needs and structure, including general advice and assistance regarding refinancing or public offerings or sale of SIBE or its subsidiaries.  Consultant agrees to be available to SIBE and its subsidiaries as needed and to cause such services to be provided by persons employed or retained by or affiliated with Consultant or its general partner.  Unless required by reason of the nature of the particular consulting service, such services may be performed at the offices of Consultant, and such other services as are mutually agreed upon by the President of SIBE and Consultant from the date hereof until terminated in the manner provided in Section 3 hereof.  Consultant shall provide such consulting services to SIBE at such times and places as may be reasonably requested by SIBE.  This engagement is neither exclusive nor fulltime, however, the parties contemplate that Consultant will devote a substantial amount of Consultant’s business time and effort to the performance of services hereunder.

Section 2.

Consideration.

For and in consideration of Consultant’s services, covenants, and agreements, SIBE shall pay Consultant a consulting fee of $6,500 per month.  All fees shall be paid in restricted shares of common stock of SIBE with the number of shares issued in each month determined by computing the amounts owed, divided by 110% of the closing share price during the final ten (10) trading days of the previous month in which the obligation was generated.  All shares shall be issued to Consultant and subject to Rule 144 restrictions.  SIBE will reimburse Consultant for actual expenses incurred in for the benefit of SIBE in connection with Consultant’s services hereunder, subject to Consultant’s compliance with applicable SIBE policies for expense reimbursement.

Section 3.

Term.

The term of this Agreement will begin on the date hereof and shall continue until terminated.  This Agreement shall terminate 60 days (the “Notice Period”) after either party has delivered a written notice specifying such party’s intent to terminate this Agreement after the expiration of Notice Period, provided however, that SIBE may immediately terminate this Agreement upon delivery of a written notice if Consultant violates the provisions of Section 6, Section 7, or Section 8 of this Agreement.  Upon termination of this Agreement, SIBE shall have no further obligation to Consultant, except for any earned but unpaid consulting fee and expense reimbursements submitted on or before the effective date of termination of this Agreement.

Section 4.

Independent Consultant.

The parties acknowledge that Consultant will render consulting services to SIBE as an independent Consultant, and as such shall have and maintain complete control over the method, manner, and means of conducting the services to be provided hereunder.  Consultant shall not be a partner, agent, Consultant, or servant of SIBE when Consultant is providing consulting services pursuant to this Agreement.  This Agreement shall not be construed to create any employment relationship, partnership, joint venture, or agency relationship between the parties or to authorize Consultant to enter into any commitment or agreement binding on SIBE.  Consultant acknowledges that Consultant is responsible for, and shall indemnify and hold SIBE, its officers, and directors harmless from, the payment of any federal, state, or local income taxes assessed on or otherwise relating to any payment or other compensation or benefit made available to Consultant by SIBE, and from any other liability (including, but not limited to, penalties, interest, and reasonable attorneys fees) arising in connection with such claims.

Section 5.

Authority.

Consultant represents and warrants to SIBE that () Consultant has sufficient expertise, training and experience to satisfactorily accomplish the services; () the services will be performed in a professional and workmanlike manner and the services and all materials and reports furnished by Consultant will be as required by SIBE and suitable for its business purposes; () Consultant is free to perform the services hereunder without objection from any other party, and () Consultant has the right to furnish Consultant’s services, work product, and counsel free of the rightful claim of any other person.  All right, title, and interest in and to Consultant’s work product furnished to SIBE, or any affiliate, pursuant to the terms of this Agreement, including any information prepared or compiled by Consultant, will belong to and be the sole property of SIBE and SIBE may use, transfer, and dispose of such work product as it wishes.  If Consultant’s services are halted or interrupted by SIBE or by any other cause, all data and work product prepared or compiled by Consultant will be turned over to SIBE even though incomplete.

Section 6.

Confidentiality.

SIBE has invested and will continue to invest considerable effort and expense in the development of software, technology, and other Proprietary Information.  SIBE has taken steps and will continue to take all reasonable steps necessary to protect the secrecy of Proprietary Information of SIBE.   Consultant acknowledges and agrees that  Consultant’s position with SIBE will afford  Consultant an opportunity to access Proprietary Information of SIBE.  The misappropriation, unauthorized use, or improper disclosure of Proprietary Information would cause irreparable harm to SIBE.   Consultant agrees to hold Proprietary Information in confidence for the benefit of SIBE.   Consultant shall not directly or indirectly use or disclose, except as authorized in writing by SIBE, any Proprietary Information (whether or not developed or compiled by  Consultant) for any purpose not directly related to the Business, and then only for the benefit of SIBE.   Consultant’s obligations as set forth in this Section 6 shall remain in effect with respect to Trade Secrets for so long as SIBE is entitled to protection of rights in such Trade Secrets under applicable law, and with respect to Confidential Information for the duration of employment and for a period of three (3) years after Termination of employment.  Upon request by SIBE, and in any event upon Termination of  Consultant’s employment,  Consultant shall () promptly deliver to SIBE all property belonging to SIBE including, without limitation, all Work Product and Proprietary Information (and all embodiments thereof) then in  Consultant’s custody, control, or possession, () delete from all non-SIBE owned or leased computers and media then in  Consultant’s custody, control, or possession any electronic copies of Work Product and Proprietary Information, and () destroy all tangible copies of Work Product and Proprietary Information not located on SIBE’s premises and under  Consultant’s custody, control, or possession, as a condition precedent to any remuneration payment due to  Consultant.

Section 7.

Assignment of Works.

 Consultant acknowledges and agrees that all Copyrightable Works are “work made for hire” as such term is defined in United States Code Title 17, Section 101, the ownership and copyright of which shall be vested solely in SIBE.   Consultant hereby irrevocably assigns to SIBE, the exclusive ownership of all right, title, and interest in and to all Work Product, and all physical embodiments thereof, and all intellectual property rights therein, including Copyrightable Works, to the extent such Copyrightable Works are not “work made for hire” in any applicable jurisdiction.   Consultant agrees () to disclose immediately to SIBE all Work Product; () to comply with all record-keeping requirements of SIBE; and () at the request and expense of SIBE, to do all things and sign all documents or instruments reasonably necessary in the opinion of SIBE to eliminate any ambiguity as to the rights of SIBE in such Work Product including, without limitation, providing to SIBE  Consultant’s full cooperation in any litigation or other proceeding to establish, protect, or obtain such rights.  In the event that SIBE is unable for any reason whatsoever to secure the  Consultant’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including without limitation, renewals, extensions, continuations, divisions, or continuations in part),  Consultant hereby irrevocably designates and appoints SIBE and its duly authorized officers and agents as  Consultant’s agent and attorney-in-fact to act for and on behalf of  Consultant for the limited purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by  Consultant.  This appointment is coupled with an interest and shall survive the death or disability of  Consultant.

Section 8.

Restrictive Covenants.

Consultant covenants that  Consultant shall, during the term of employment and for a period of  twelve (12) months (the “Restricted Period”) following Termination of  Consultant’s employment, observe the following separate and independent covenants:   Consultant will not, without the prior written consent of SIBE, directly or indirectly, on  Consultant’s own behalf or in the service or on behalf of others: () engage in the Business in the Area; () accept employment with, or perform services as an independent Consultant for, a Competing Enterprise within the Area; () solicit, contact, call upon, communicate with, or attempt to communicate with any customer or prospect of SIBE, or any  Consultant of any customer or prospect of SIBE, with a view to the sale, lease, or providing of any software, technology, data, products, or services competitive with any software, technology, data, products, or services sold, provided, or under development by SIBE during the period of two years immediately preceding the Termination of  Consultant’s employment with SIBE, provided that the restrictions set forth in this Section 8(c) shall apply only to customers or prospects of SIBE, and  Consultants of customers or prospects of SIBE, with whom  Consultant had Material Contact during such two-year period; and () () solicit for employment, hire, or attempt to hire, or engage or attempt to engage as an independent Consultant, any person that is or was employed by SIBE, or () solicit, encourage, or offer any inducement to any employee or independent Consultant of SIBE to leave the employ of SIBE, whether or not such employee or independent Consultant is a full-time or temporary employee of SIBE and whether or not such employment or engagement is pursuant to written agreement and whether or not such employment or engagement is at will, provided that this restriction shall cease with respect to any former employee or independent Consultant of SIBE once such former employee or independent Consultant has not been employed by SIBE for at least six (6) months.

Section 9.

Acknowledgements of  Consultant.

Consultant acknowledges and agrees that: () SIBE has invested substantial time, money, and resources in the development, retention, and protection of its Proprietary Information and Works; () any breach or violation of Section 8 of this Agreement by  Consultant would inevitably result in the disclosure of SIBE’s Proprietary Information and Works to a Competing Enterprise, ()  Consultant will be introduced to existing and prospective customers and business partners of SIBE and that all goodwill arising from any direct or indirect interaction between  Consultant and any existing or prospective customer and business partner of SIBE belongs exclusively to SIBE; () SIBE is engaged in the Business in and throughout the Area, and () that by virtue of the training, duties, and responsibilities attendant to  Consultant’s employment by SIBE and the special knowledge of the Business, operations, Proprietary Information, and Works of SIBE that  Consultant will have as a consequence of  Consultant’s employment by SIBE, great loss and irreparable damage would be suffered by SIBE if  Consultant were to breach or violate the covenants and agreements of  Consultant contained in this Agreement.   Consultant further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve the interest of SIBE in SIBE’s Proprietary Information, Works, and the goodwill arising from any direct or indirect interaction between  Consultant and any existing or prospective customer and business partner of SIBE.  Therefore, in addition to all the remedies provided at law or in equity,  Consultant agrees that SIBE shall be entitled to a temporary restraining order, a temporary injunction, and a permanent injunction, without the requirement of posting bond, to prevent a breach of any of the covenants or agreements of  Consultant contained herein.   Consultant agrees that the existence of any claim, demand, action, or cause of action of  Consultant against SIBE shall not constitute a defense to the enforcement by SIBE of any of the covenants or agreements of  Consultant or rights of  Consultant.

Section 10.

Conflicting Obligations.

Consultant represents and warrants to SIBE that, except as listed on Attachment 1 hereto, Consultant is not subject to any agreement which prohibits, restricts, or impairs in any way Consultant’s ability to perform the duties of engagement or to use Consultant’s best efforts to promote the interests of SIBE.  Absent the respective owner’s written authorization, Consultant will not copy, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Proprietary Information of any third party.  Consultant will not make any improper use of any third party intellectual property.  It is not, nor will it ever be, a condition of this Agreement that Consultant violate the legal rights or interests of any third party.

Section 11.

Indemnification.

Consultant agrees to indemnify, defend, and hold SIBE, and its managers, officers, shareholders, employees, and agents harmless of and from any claims, liabilities, losses, damages, causes of action, amounts paid in settlement, or injuries, together with costs and expenses, including reasonable attorney fees, arising out of or resulting from any breach of this Agreement or any claim that any Work Product infringes any patent, copyright, trademark, trade secret, or other intellectual property right of any other person.

Section 12.

Definitions.

The following terms are used herein with the meanings thereafter ascribed:

“Affiliate” means () a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another person or entity; () any entity of which a person is an officer, director, or partner or holds an equity interest or ownership that accounts for 25 percent or more of the voting rights or profit interest of such entity; () any trust or other estate in which the person or entity has a beneficial interest of 25 percent or more or as to which such person or entity serves as trustee or in a similar fiduciary capacity; or () the spouse, lineal ancestors, lineal descendants, and siblings of the person, as well as each of their spouses.

“Area” means the following discrete, severable, geographic areas: () Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; () the counties of Barrow, Bartow, Butts, Carroll, Cherokee, Clayton, Cobb, Coweta, Dawson, DeKalb, Douglas, Fayette, Forsyth, Fulton, Gwinnett, Hall, Haralson, Heard, Henry, Jasper, Lamar, Meriwether, Newton, Paulding, Pickens, Pike, Polk, Putnam, Rockdale, Spalding, and Walton in the State of Georgia; and () within a fifty (50) mile radius of SIBE's offices located at 1355 Peachtree Street, Suite 1150, Atlanta, GA 30309.

“Business” means providing software, web based systems, technology, and other products and services to colleges, schools, and other educational institutions, school systems, and education management organizations.

“Competing Enterprise” means any person or any business organization of whatever form engaged directly in the Business.

“Confidential Information” means information, other than Trade Secrets, that is of value to its owner and is treated by its owner as confidential, including, but not limited to:  () any useful process, formula, composition of matter, or device which () is new or which Consultant has a reasonable basis to believe may be new, () is being used or studied by SIBE and is not described in a patent, and () is not readily ascertainable from inspection of any commercially available product of SIBE; () any engineering, technical, or product specifications of any current or future product of SIBE; () any computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, design concepts, test data, or documentation related thereto, whether or not copyrighted, patented, or patentable; () information concerning SIBE’s pricing strategies, licensing strategies, and advertising campaigns; () information regarding SIBE’s executives, employees, personnel assignments, customers, and suppliers; () SIBE’s financial information; () SIBE’s training, policy, and procedure manuals; () the terms and conditions of this Agreement; () information received by SIBE from any customer or prospect of SIBE or from any other third party pursuant to an obligation of confidentiality; and () any data or information defined herein as a Trade Secret, but which is determined by a court of competent jurisdiction not be a trade secret under applicable law.

“Copyrightable Works” means all works of authorship including without limitation, computer programs, data and databases, documentation, marketing collateral, and all embodiments thereof, including all worldwide rights therein under copyright, trademark, trade secret, confidential information, and any other applicable intellectual property law.

“Effective Date” means the date Consultant first performs services for SIBE, as established by SIBE’s records.

“Material Contact” means the contact between Consultant and each customer or potential customer () with whom or which Consultant dealt on behalf of SIBE; () whose dealings with SIBE were coordinated or supervised by Consultant; () about whom Consultant obtained Proprietary Information in the ordinary course of business as a result of such Consultant’s association with SIBE; or () who receives products or services authorized by SIBE, the sale or provision of which results or resulted in compensation, commissions, or earnings for Consultant within two years prior to the date of Consultant’s Termination.

“Modification” means severing or removing that part of a covenant that would otherwise make the covenants in Section 8 unenforceable and enforcing the provisions of that covenant to the extent that the provisions are reasonable.

“Other Works” means all inventions (whether or not patentable), discoveries, improvements, designs, techniques, and business methods and all embodiments thereof, including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information, and any other applicable intellectual property law.

“Proprietary Information” means, collectively, Confidential Information and Trade Secrets.

“Termination” means the termination of Consultant’s employment with SIBE, whether with or without cause, upon the initiative of either party.

“Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:  () derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and () is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Works” means all Copyrightable Works and all Other Works.

“Work Product” means all Works that have been produced or created in whole or in part by Consultant () on or after the date of this Agreement, or () prior to the date of this Agreement if SIBE paid Consultant for Consultant’s services or for the Works.  Notwithstanding the foregoing, “Work Product” shall not include Works that (i) do not relate to (A) SIBE’s Business, (B) any existing research or development of SIBE, or (C) education and education management such as, curriculum and content management systems, curriculum, testing, assessment, certifications or accreditation, and (ii) are developed entirely on Consultant's own time without the use of SIBE's equipment, supplies, and facilities, or reference to any of SIBE's Proprietary Information.

Section 13.

General Provisions.

(a)

In the event that any one or more of the provisions, or parts of any provisions, contained in the Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.  Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

(b)

This Agreement and the rights and obligations of SIBE hereunder may be assigned by SIBE and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee, provided that any such assignee shall agree to assume and be bound by this Agreement.  This Agreement and the rights and obligations of Consultant hereunder may not be assigned or delegated by Consultant.

(c)

The waiver by SIBE of any breach of this Agreement by Consultant shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

(d)

This Agreement, the rights of the parties hereunder, and any and all disputes between the parties, shall be governed by, construed, and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of laws rules.  The parties agree that any appropriate state court sitting in Fulton County, Georgia or any Federal Court sitting in the Northern District of Georgia (Atlanta Division) (collectively, the “Permitted Courts”), shall have exclusive jurisdiction of any dispute, case, or controversy in any way related to, arising under, or in connection with this Agreement, including extra-contractual claims, and shall be a proper forum in which to adjudicate such dispute, case, or controversy, and each party irrevocably: () consents to the jurisdiction of the Permitted Courts in such actions, () agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum, and () waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party.  In any suit, arbitration, mediation, or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, SIBE will be entitled to recover its costs, including reasonable attorneys’ fees, and all costs and fees incurred on appeal or in a bankruptcy or similar action.

(e)

This Agreement embodies the entire agreement of the parties relating to the subject matter hereof.  No amendment or modification of this Agreement shall be valid or binding upon SIBE or Consultant unless made in writing and signed by the parties.  All prior understandings and agreements relating to the subject matter hereof are hereby expressly terminated.

(f)

Any notice, request, demand, or other communication which is required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: () if sent by email, telecopy, facsimile transmission, or other similar electronic or digital transmission method, when transmitted, provided there is evidence of delivery to the email address or telephone number of the telecopy or facsimile machine; () if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, one (1) business day after it is sent; () if sent by registered or certified United States mail, five (5) days after it is deposited in the mail, addressed to the proposed recipient at the last known address of the recipient, with the proper postage affixed; () if in person, when tendered, and () in any other case, when actually received.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein:

If to Consultant:

Robert Hill

8565 Older Pacer Pointe

Roswell, GA 30076

Telephone (404) 312-2918

Email: Robert.r.b.Hill@gmail.com

If to SIBE:

Sibling Group Holdings, LLC

1355 Peachtree Street, Suite 1150

Atlanta, GA 30309

Attention: Legal Department

Telephone (404) 551-5274

Facsimile  (404) 890-5615

(g)

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and it shall not be necessary for the same counterpart of this Agreement to be signed by all of the undersigned in order for the agreements set forth herein to be binding upon all of the undersigned in accordance with the terms hereof.

IN WITNESS WHEREOF, SIBE and Consultant have executed and delivered this Agreement as of the date first above written.

Sibling Group Holdings, LLC

By:	Neal B. Sessions
Neal B. Sessions, Chairman and CEO

Consultant:

Robert Hill
Robert Hill

ATTACHMENT 1

Conflicting Obligations –Robert Hill

Operations Director, KIDazzle Child Care Inc., Atlanta, GA